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                                                                  EXHIBIT 11.1


                             RADIANT SYSTEMS, INC.
                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
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                                            FOR THE THREE MONTHS ENDED       FOR THE THREE MONTHS ENDED
                                                      JUNE 30,                         JUNE 30,
                                            --------------------------       --------------------------
                                              1996             1997             1996            1997
                                            ---------      -----------       ---------      -----------
PRIMARY AND FULLY DILUTED

Pro forma net income (loss) before
  extraordinary item....................... $   202        $(18,634)        $  (730)        $(18,179)
                                            =======        ========         =======         ========
Pro forma net income (loss)................ $   202        $(18,634)        $  (730)        $(18,310)
                                            =======        ========         =======         ========

Weighted average Common Stock
  outstanding during the period............   8,300          12,045           8,300           10,914
Cheap stock (1)............................   2,800           2,709           2,800            3,026
                                            -------        --------         -------         --------

  Total....................................  11,100          14,754          11,100           13,940
                                            =======        ========         =======         ========

EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE:

Income (loss) before extraordinary item.... $  0.02        $  (1.26)        $ (0.07)        $  (1.30)
Extraordinary loss on early extinguishment
  of debt..................................      -               -               -             (0.01)
                                            -------        --------         -------         --------

Per share amount........................... $  0.02        $  (1.26)        $ (0.07)        $  (1.31)
                                            =======        ========         =======         ========
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(1) Pursuant to Securities and Exchange Commission Accounting Bulletin No. 83,
    common stock and common stock equivalents issued at a price below the assumed initial public offering price per share ("cheap stock") during the twelve months immediately preceeding the initial filing date of the
    Company's Registration Statement for its public offering have been included as outstanding for all periods presented, regardless of whether they are antidilutive.